EXHIBIT 23

                              Consent of KPMG LLP

INDEPENDENT  AUDITORS'  CONSENT
-------------------------------


The  Board  of  Directors
NBT  Bancorp  Inc.:


We consent to incorporation by reference in the registration statements on Forms S-3 (File Nos. 33-12247 and 333-40192) and Forms S-8 (File Nos. 333-67615,
333-71830,  333-32842,  333-44714,  333-72772,  333-73038, and 333-66472) of NBT
Bancorp Inc. of our report dated January 28, 2002, relating to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K.





                                                            KPMG  LLP
Albany,  New  York
March  27,  2002


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